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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                Pacer Technology
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                (Name of Registrant as Specified In Its Charter)

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                                PACER TECHNOLOGY
                            9420 Santa Anita Avenue,
                           Rancho Cucamonga, CA 91730
                                 (909) 987-0550

NEWS RELEASE
Contact: W. T. Nightingale, III
(909) 987-0550

                              FOR IMMEDIATE RELEASE

 MANAGEMENT ANNOUNCES NEW BUSINESS INITIATIVES AND ITS SUPPORT FOR THE ELECTION
                   OF THE NOMINEES OF THE BOARD OF DIRECTORS

Rancho Cucamonga, CA. November 8, 1999. Pacer Technology (NASDAQ: PTCH) announced today that its new management team, of W. T. Nightingale, President, Roger Vanderlaan, Chief Operating Officer, Laurence Huff, Chief Financial Officer, James Gallagher, Vice President of Marketing and Amanda Searcy, Director of Human Resources, has mailed a letter to Pacer's shareholders to advise them about business initiatives that they are implementing at Pacer that are designed to improve Pacer's profitability and increase shareholder value.

The letter also informs Pacer's Shareholders that the new management team is unanimously supporting and is urging shareholders to vote for the election of Carl Hathaway, W. T. Nightingale, III, John Hockin, II and Larry K. Reynolds, to Pacer's Board of Directors at the upcoming Annual Meeting of Shareholders which is to be held on November 16, 1999.

President and CEO, Tom Nightingale stated that "our letter serves two purposes:
First, to let our shareholders know that the new management team and Messrs. Hathaway, Nightingale, Hockin and Reynolds, share a common vision and a commitment to build value for our shareholders. Secondly, to inform our shareholders about some of the initiatives we have taken, with their strong support of the Board, to grow Pacer's business, increase profitability and increase the market price of our shares. Among other things, the letter lets our shareholders know about new marketing and cost-cutting programs that we have implemented and that have already led to increases in revenues and in Pacer's profitability and about our progress in the development of new and exciting products."

Mr. Nightingale also stated that he believes that management now has built the momentum needed to achieve its goals; but that Pacer's management team is concerned that the ill-advised proxy contest initiated by Geoffrey Tirman and the failed management team of James Munn, Howard Bloom and Roberto Cavazos, to capture control of Pacer will undermine that momentum and make it more difficult to achieve those goals.

Mr. Nightingale also stated that "I do not understand how Tirman can criticize the other Board members in light of the fact that, during his tenure on the Board, Mr. Tirman has failed to meet with management or offer any constructive suggestions or proposals to improve Pacer's performance or stock price. It also concerns me that Tirman initiated his proxy contest without first informing the Board or management of his purported concerns and without attempting to resolve them in the Boardroom first."

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Pacer Technology is soliciting proxies for the election of W. T. Nightingale,
III, Carl E. Hathaway, John G. Hockin II, and Larry K. Reynolds at the Annual Meeting of Shareholders to be held on November 16, 1999 and may solicit revocations of any proxies delivered to Tirman's Committee. Pacer and the following individuals may be deemed to be "participants" in this solicitation of proxies: W. T. Nightingale, III, Carl E. Hathaway, John G. Hockin II, Larry K. Reynolds, James F. Gallagher, Roger R. Vanderlaan, Laurence Huff, DeVere McGuffin and Amanda Searcy. As of September 27, 1999, those individuals beneficially owned, in the aggregate, 2,862,090 shares of Pacer Common Stock (inclusive of options to purchase shares of Common Stock that were exercisable as of that date or were to become exercisable within 60 days thereafter).